                                                                   EXH. 99(a)(1)

                           STOCK PURCHASE AGREEMENT


          THIS STOCK PURCHASE AGREEMENT, dated this 15th day of January, 1996, effective as OF January 15, 1996, is among DowElanco, an Indiana genera1 partnership ("Purchaser"), The Lubrizol Corporation, an Ohio corporation ("Lubrizol"), and AGC Holdings, Inc., a Delaware corporation ("Seller"), a second tier wholly owned subsidiary of Lubrizol.

          WHEREAS, simultaneously with the execution and delivery of this Agreement, Purchaser, United AgriSeeds, Inc., a Delaware corporation and wholly owned subsidiary of Purchaser ("Subsidiary"), Mycogen Corporation, a California Corporation (the "Company") and Agrigenetics, Inc., a Delaware corporation ("Acquisition"), are entering into an Exchange and Purchase Agreement (the "Mycogen Purchase Agreement");

          WHEREAS, Seller owns 6,134,067 shares (the "Common Shares") of Common Stock, par value $.001 per share, of the Company (the "Common Stock");

          WHEREAS, Seller owns 3,158 shares of Senior Redeemable Convertible Preferred Stock, Series A (the "Preferred Shares") of the Company convertible into 1,815,274 shares (the "P Common Shares") of Common Stock as of the date of this Agreement;

          WHEREAS, Seller owns 1,946 shares of the Common Stock of Acquisition and has the right to convert such ownership interest in Acquisition (the "Acquisition Shares") into 1,538,008 shares (the "A Common Shares") of Common Stock as of the date of this Agreement under the Amended and Restated Equity Investment Agreement, dated December 31, 1993 between Lubrizol, the Company, Acquisition and Mycogen Plant Sciences, Inc. ("Holding") (the "Equity Investment Agreement");

          WHEREAS, Lubrizol is the equitable owner of exercisable options to purchase 14,999 shares of Common Stock (the "0 Common Shares" which, for the purposes of this Agreement, are treated as part of Seller's Shares); and

          WHEREAS, given the Common Shares, the P Common Shares, the A Common Shares and the 0 Common Shares, Seller owns or has the right to acquire 9,502,348 shares of Common Stock (collectively, the "Seller's Shares") as of the date of this Agreement.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows.

        Section 1. CONVERSION. On the date of this Agreement, Lubrizol shall cause Seller to, and Seller shall, convert the Preferred Shares into 1,815,274 shares of Common Stock and the Acquisition Shares into 1,538,008 shares of Common Stock. Prior to the Closing (as defined below)' Lubrizol shall exercise, or cause to be exercised, the options to purchase the 0 Common Shares. Lubrizol and Seller will take whatever steps are necessary so that Lubrizol and Seller will own, by the Closing, the Seller's Shares.

        Section 2. REPRESENTATIONS AND WARRANTIES OF LUBRIZOL AND SELLER. Lubrizol and Seller represent and warrant to Purchaser as follows:

        (a) Lubrizol and Seller are corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation.

        (b) Lubrizol and Seller have all necessary corporate power and authority to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby.

        (C) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Lubrizol and Seller and approved by the sole shareholder of Seller, and no other corporate proceedings on the part of Lubrizol and Seller are necessary to authorize this Agreement or to consummate the transactions so contemplated.

        (d) This Agreement has been duly and validly executed and delivered by Lubrizol and Seller and constitutes a legal, valid and binding agreement of Lubrizol and Seller enforceable against Lubrizol and Seller in accordance with its terms.

        (e) The execution, delivery and performance by Lubrizol and Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene or conflict with the Certificate of Incorporation or By-Laws of Lubrizol or Seller; (ii) assuming that all consents, authorizations and approvals contemplated by subsection (f} below have been obtained and all filings described therein have been made, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Lubrizol or Seller, any of their subsidiaries or any of their properties; (iii) conflict with, or result in the breach or termination of any provision of or constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation, or loss of any benefit to which Lubrizol or Seller or any of their subsidiaries is entitled under any provision of any agreement, contract, license or other instrument binding upon Lubrizol or Seller, any of their subsidiaries or any of their respective properties, or allow the acceleration of the performance of, any obligation of Lubrizol or Seller or any of their subsidiaries under any indenture, mortgage, deed of trust, lease, license, contract, instrument or other agreement to which Lubrizol or Seller or any of their subsidiaries is a party or by which Lubrizol or Seller or any of their subsidiaries or any of their respective assets or properties is subject or bound; or (iv) result in the creation or imposition of any Lien on any asset of Lubrizol or Seller or any of their subsidiaries, except in the case of clauses (ii), (iii) and (iv) for any such contraventions, conflicts, violations, breaches, terminations, defaults, cancellations, losses, accelerations and Liens which would not individually or in the aggregate materially interfere with the consummation of the transactions contemplated by this Agreement.

        (f) The execution, delivery and performance by Lubrizol and Seller of this Agreement and the consummation of the transactions contemplated hereby by Lubrizol and Seller require no action by Lubrizol or Seller in respect of, or filing by Lubrizol or Seller with, any governmental body, agency, official or authority (either domestic or foreign) other than (i) compliance with any applicable requirements of the HSR Act; (ii) compliance with the Securities Act of 1933, the Securities Exchange Act of 1934, and any applicable requirements of state securities, takeover and Blue Sky laws; and (iii) such actions or filings which, if not taken or made, would not individually or in the aggregate materially interfere with the consummation of the transactions contemplated by this Agreement.

        (g) Neither Lubrizol, Seller, nor any of their subsidiaries or their respective properties is subject to any order, writ, judgment, injunction, decree, determination or award which would prevent or delay the consummation of the transactions contemplated hereby.

        (h) At the Closing, Lubrizol or Seller will have good and valid title to Seller's Shares, free and clear of any Liens.

        (i) There are no options or rights to acquire, or any agreements to which Lubrizol or Seller is a party relating to, Seller's Shares, other than this Agreement, the Equity Investment Agreement and the rights of the Company under the provisions for the Preferred Shares and the options with respect to the 0 Common Shares.

        (j) The transfer of Seller's Shares hereunder to Purchaser will transfer to Purchaser good and valid title to Seller's Shares, free and clear of any Liens.

        (k) Seller's Shares represent all of the Common Shares beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by Lubrizol or Seller except for options that are not exercisable at or prior to the Closing.

          Section 3. Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as follows:

          (a) Purchaser is a genera1 partnership organized under the laws of Indiana.

          (b) Purchaser has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

          (c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Purchaser and no other proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the transactions so contemplated.

          (d) This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a legal, valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms.

          (e) The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby do not and will not (I) contravene or conflict with the Partnership Agreement of Purchaser; (ii) assuming that all consents, authorizations and approvals contemplated by subsection (f) below have been obtained and all filings described therein have been made, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Purchaser, any of its subsidiaries or any of its properties; (iii) conflict with, or result in the breach or termination of any provision of or constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation, or loss of any benefit to which Purchaser or any of its subsidiaries is entitled under any provision of any agreement, contract, license or other instrument binding upon Purchaser, any of its subsidiaries or any of their respective properties, or allow the acceleration of the performance of, any obligation of Purchaser or any of its subsidiaries under any indenture, mortgage, deed of trust, lease, license, contract, instrument or other agreement to which Purchaser or any of its subsidiaries is a party or by which Purchaser or any of its subsidiaries or any of their respective assets or properties is subject or bound; or (iv) result in the creation or imposition of any Lien on any asset of Purchaser or any of its subsidiaries, except in the case of clauses (ii), (iii) and (iv) for any such contraventions, conflicts, violations, breaches, terminations, defaults, cancellations, losses, accelerations and Liens which would not individually or in the aggregate materially interfere with the consurnrnation of the transactions contemplated by this Agreement.

          (f) The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby by Purchaser require no action by Purchaser or in respect of, or filing by Purchaser with, any governmental body, agency, official or authority (either domestic or foreign) other than (i) compliance with the HSR Act; (ii) compliance with any applicable requirements of the Securities Act of 1933, the Securities Exchange Act of 1934, and any applicable requirements of state securities, takeover and Blue Sky laws; and (iii) such actions or filings which, if not taken or made, would not individually or in the aggregate materially interfere with the consummation of the transactions contemplated by this Agreement.

          (g) Purchaser or its affiliates are acquiring Seller's Shares solely for their own account for investment only and not with a view to resale in connection with a distribution thereof as that term is defined in the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission thereunder. Purchaser acknowledges that Seller's Shares to be purchased pursuant to this Agreement have not been registered under the Securities Act of 1933, as amended, or any applicable state securities law and may not be transferred or sold except pursuant to an effective registration statement under the Securities Act of 1933 or exemption therefrom and that certificates evidencing Seller's Shares will bear a restrictive legend to that effect. Purchaser has conducted its own investigation with respect to the transactions contemplated by this Agreement and has not relied upon Lubrizol or Seller with respect to information about Mycogen.

          (h) Neither Purchaser nor any of its subsidiaries or their respective properties is subject to any order, writ, judgment, injunction, decree, determination or award which would prevent or delay the consummation of the transactions contemplated by this Agreement.

          Section 4. PURCHASE OF SELLER'S SHARES BV PURCHASER. As soon as practicable (but at least one business day) following the satisfaction or waiver of all of the conditions set forth in Section 12 hereof and subject to Section S, Purchaser shall purchase all of Seller's Shares for (a) $126,200,000 plus (b) $17,849 (an amount equal to (i) 14,999 multiplied by (ii) the difference between $13 and the average option exercise price of

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

$11.61) plus (c) if the Closing occurs on or after February 29, 1996,   for
each day beginning on February 29, 1996 through and including the Closing, the interest on $124,938,000 at a rate equal to the Six-Month London Interbank Offered Rate in effect from time to time divided by 365 (collectively, the "L Purchase Price"). The closing of such purchase and sale (the "Closing") shall occur at the offices ot Mayer, Brown & Platt, 190 South LaSalle Street, Chicago, Illinois, 60603, or at such other place as the parties may mutually agree.

        Section 5. NEW OPTIONS. In the event additional options to purchase Common Stock vest prior to the Closing, Lubrizol shall exercise, or cause to be exercised, such options, the resulting shares of Common Stock shall be included in Seller's Shares and the L Purchase Price shall be increased by an amount equal to (a) the number of shares of Common Stock, if any, resulting from the exercise of such options multiplied by (b) the difference between $13 and the average option exercise price for such options.

        Section 6. DEPOSIT. One day following the execution and delivery of this Agreement by the parties hereto, Purchaser will deposit with Seller $1,262,000 (the "Deposit") to be held by Seller until the Closing. The Deposit shall be credited against the L Purchase Price so that, at the Closing, Purchaser will be required to pay the L Purchase Price less the Deposit.
Seller shall immediately (and in any event within one business day) refund to Purchaser the full amount of the Deposit (without any right of counterclaim, indemnity, rebate, recoupment, retention, offset, set-off or other similar right or claim) unless (i) this Agreement has terminated without the consummation of the transactions contemplated hereunder and the Mycogen Purchase Agreement has terminated pursuant to Section 8.1.8 or Section 8.1.9 of that agreement without the consummation of the transactions contemplated thereunder or (ii) the transactions contemplated by the Mycogen Purchase Agreement have been consuinmated and Purchaser has failed to consummate the transactions contemplated by this Agreement when it was required by this Agreement to do so.

        Section 7. TRANSFER OF SHARES. At the Closing, subject to the conditions set forth in Section 12 of this Agreement, Lubrizol and Seller will sell, transfer and deliver Seller's Shares to Purchaser (duly endorsed for transfer in blank or accompanied by stock transfer powers duly executed in blank, with signatures guaranteed by a commercial bank or a member of The New York Stock Exchange, Inc., with all necessary stock transfer tax stamps affixed and cancelled) and Purchaser will purchase Seller's Shares and wire transfer to Lubrizol or Seller (to such account(s) as Lubrizol shall specify on at least two business days prior notice) immediately available funds representing the aggregate L Purchase Price for Seller's Shares.

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
Lubrizol or Seller will, upon request of Purchaser, promptly execute and deliver all additional documents reasonably deemed by Purchaser to be necessary, appropriate or desirable to effect, complete and evidence the sa1e, assignment and transfer of Seller's Shares pursuant to this Agreement.

        Section 8. ANTI-DILUTION ADJUSTMENTS. In the event of any change in the number of shares of Common Stock outstanding by recapitalization, declaration of a stock split or combination or payment of a stock dividend or the like, the number of Seller's Shares to be transferred to Purchaser shall be adjusted appropriately. Seller's Shares shall not include all dividends or cash distributions in respect of Seller's Shares.

        Section 9. ADDITIONAL COVENANTS OF LUBRIZOL AND SELLER. Lubrizol and Seller agree that from the date hereof:

        (a) subject to the terms and conditions hereof, Lubrizol and Seller shall take all actions necessary to fulfill their obligations under the terms of this Agreement and shall use their best efforts to effect the consummation of the transactions contemplated hereby, including, without limitation, the execution of such instruments as Purchaser may reasonably request as well as any other actions to ensure that Purchaser becomes the owner of Seller's Shares free and clear of all Liens;

        (b} except as provided for herein, Lubrizol and Seller agree not to (either directly or indirectly) sell, transfer, pledge, assign, hypothecate or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, assignment, hypothecation or other disposition of Seller's Shares (including, without limitation, through the disposition or transfer of control of another person);

        (c) except as provided for herein, Lubrizol and Seller agree not to (either directly or indirectly) grant any proxies with respect to the Seller's Shares, deposit the Seller's Shares into a voting trust or enter into a voting agreement with respect to any of the Seller's Shares;

        (d) except as provided for herein, Lubrizol and Seller agree not to (either directly or indirectly) take any action that would make any representation or warranty of Lubrizol or Seller herein untrue or incorrect in any material respect; and

        (e) Lubrizol and Seller shall cause the existing members of the board of directors of the Company nominated by Lubrizol or Seller to deliver duly executed resignations from such positions effective as of the Closing.

       Section 10. NO SOLICITATION. (a) Lubrizol and Seller will immediately cease any existing discussions or negotiations with any third parties conducted prior to the date hereof with respect to any Acquisition Proposal (as defined below). Lubrizol and Seller shall not, directly or indirectly, through any officer, director, employee, representative or agent or any of their subsidiaries, (i) solicit, initiate, or encourage any inquiries or proposals that Constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal") or (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal.

          (b) Lubrizol and Seller shall notify Purchaser immediately (and no later than 24 hours) after receipt by Lubrizol or Seller of any Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the of feror and the terms and conditions of such proposal, inquiry or contract.

          Section 11.  PROXY; VOTING AGREEMENT.

          (a) Lubrizol (with respect to shares acquired upon exercise of options, after they are issued) and Seller (with respect to the remaining Seller's Shares) hereby grant Purchaser an irrevocable proxy and irrevocably appoint Purchaser or its designees, with full power of substitution, their attorney and proxy to vote all Seller's Shares at any meeting of the stockholders of the Company however called, or in connection with any action by written consent by the stockholders of the Company. Lubrizol and Seller acknowledge and agree that such proxy is coupled with an interest, constitutes, among other things, an inducement for Purchaser to enter into this Agreement, is irrevocable and shall not be terminated upon the occurrence of any event (other than the termination of this Agreement) and that no subsequent proxies will be given (and if given will not be effective). This proxy shall terminate upon the termination of this Agreement.

          (b) If the proxy granted in Section 11 (a) above is for any reason invalid, for so long as this Agreement is in effect, in any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, Lubrizol or Seller shall vote or cause to be voted all of Seller's Shares: (i) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of Lubrizol or Seller under this Agreement or of Purchaser, Subsidiary, Acquisition or the Company under the Mycogen Purchase Agreement; (ii) against any action or agreement that would impede, interfere with or discourage the transactions Contemplated by this Agreement or the Mycogen Purchase Agreement, including, without limitation:
(1) any extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any or its subsidiaries, (2) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or the issuance of securities by the Company or any of its subsidiaries, (3) any change in the board of directors of the Company (other than as contemplated by this Agreement or the Nycogen Purchase Agreement), (4) any change in the present capitalization or dividend policy of the Company (other than as contemplated by the Mycogen Purchase Agreement) or (5) any other material change in the Company's corporate structure or business; and (iii) in favor of any action or agreement that would further the consummation of the transactions contemplated by this Agreement or the Mycogen Purchase Agreement.

  Section 12. CONDITIONS. (a) The obligation of Purchaser to purchase Seller's Shares hereunder shall be subject to the satisfaction or, in the case of Section 12(a) (iii) through 12 (a) (vii), waiver by Purchaser at or prior to the Closing of each of the following conditions:

               (i) any waiting period applicable to the purchase and sale of Seller's Shares pursuant to this Agreement under the HSR Act shall have terminated or expired;

               (ii) no statute, rule, regulation, executive order, temporary restraining order, decree, ruling, injunction or other order shall have been enacted, entered, promulgated or enforced by any court or governmental authority of competent jurisdiction which prohibits or makes illegal the sale of Seller's Shares pursuant to this Agreement;

               (iii) the representations and warranties of Lubrizol and Seller contained in this Agreement shall be true in all material respects both when made and at and as of the Closing as though newly made at and as of that time;

               (iv) Lubrizol and Seller shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Lubrizol and Seller on or prior to the Closing Date;

               (v) Lubrizol or Seller shall have caused the existing members of the board of directors of the Company nominated by Lubrizol or Seller to have delivered duly executed resignations from such positions effective as of the Closing;

               (vi) Purchaser shall have purchased the Purchase Shares (as defined in the Mycogen Purchase Agreement); and

               (vii) no third party shall have acquired, or shall have an agreement to acquire, a majority of the outstanding Common Stock.

          (b) The obligation of Lubrizol and Seller to sell Seller's Shares shall be subject to the satisfaction or, in the case of Section 12 (b) (iii), waiver by Lubrizol and Seller at or prior to the Closing of each of the following conditions:

               (i) no statute, rule, regulation, executive order, decree, ruling, injunction or other order shall have been enacted, entered, promulgated or enforced by any court or governmental authority of competent jurisdiction which prohibits or makes illegal the sale of Seller's Shares pursuant to this Agreement;

               (ii) any waiting period applicable to the purchase and sale of Seller's Shares pursuant to this Agreement under the HSR Act shall have terminated or expired; and

               (iii) the representations and warranties of Purchaser contained in this Agreement shall be true in all material respects both when made and at and as of the Closing as though newly made at and as of that time.

          Section 13. PUBLIC ANNOUNCEMENTS. Purchaser, Lubrizol and Seller will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by applicable rules of any securities exchange or upon advice of outside counsel.

          Section 14. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with its terms and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity such party may have.

          Section 15. INDEMNIFICATION. Each party (an "indemnitor"), in connection with the transactions contemplated herein, shall indemnify and hold the other party (the "indemnitee") harmless from and against any and all losses, damages, claims, liabilities or obligations (including attorney

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
fees) with respect to (i) any breach of any representation, warranty or agreement by the indemnitor contained in this Agreement and (ii) any brokerage fees, commissions or finders' fees payable on the basis of any action taken by the indemnitor or any of its affiliates.

          Section 16. EXPENSES. Each party shall bear its own expenses and costs in connection with this Agreement and the transactions contemplated hereby. Each party shall bear the cost of compensating any investment banker it has retained.

          Section 17. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; AGREEMENTS JOINT AND SEVERAL. Notwithstanding anything contained in this Agreement to the contrary, all representations, warranties and agreements made by each party hereto in this Agreement shall survive the Closing for a period of five (5) years.

          Section 16. AMENDMENT; ASSIGNMENT. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior consent of the other parties except that the rights and obligations of Purchaser may be assigned by Purchaser to any of Purchaser's affiliates, but no such transfer shall relieve Purchaser of its obligations hereunder.

          Section 19. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

          Section 20. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested), to the other party as follows:

          (a)  If to Lubrizol or Seller, to;

               The Lubrizol Corporation
               29400 Lakeland Blvd.
               Wickliffe, Ohio 44092-2298
               Attn:   Kenneth H. Hopping
                       Vice President and Secretary

               with a copy to:

               Fred D. Kidder, Special Counsel
               c/o The Lubrizol Corporation
               29400 Lakeland Blvd.
               Wickliffe, Ohio 44092-2298


          (b)  If to Purchaser, to:

               DowElanco
               9330 Zionsville Road
               Indianapolis, Indiana 46236
               Fax:  317-337-6954
               Attention:    Louis W. Pribila, Vice President Secretary and
                             General Counsel

               with a copy to:

               Mayer, Brown & Platt
               190 South LaSalle Street
               Chicago, Illinois  60603-3441
               Fax:  312-701-7711
               Attention:    Scott J. Davis


or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

          Section 21. REASONABLE BEST EFFORTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the parties hereto shall cooperate with one another (i) in determining whether action by or in respect of, or filing with, any governmental body, agency, official or authority (either domestic or foreign) is required, proper or advisable or any actions, Consents, waivers or approvals are required to be obtained from parties to any contracts, in connection with the transactions contemplated by this Agreement and (ii) in seeking to obtain on a timely basis any such actions, consents, waivers or to make any such filings. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

          Section 22. TERMINATION. This Agreement may be terminated by either party on or after July 31, 1996 if Purchaser has not purchased Seller's Shares pursuant to this Agreement. No such termination shall relieve any party from liability for any breach of this Agreement.

          Section 23. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity and enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid and unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

          Section 24. ENTIRE AGREEMENT. This Agreement and the Confidentiality Agreement between Purchaser and Lubrizol dated November 17, 1995 (to the extent that Confidentiality Agreement, by its terms, survives the execution of this Agreement) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

          Section 25. DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          Section 26. CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

          (a) "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

          (b) "Blue Sky" laws means laws and regulations of any state or territory of the United States relating to the regulation of the offer and sale of securities.

          (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee, by contract or credit arrangement or otherwise;

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

        (d) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        (e) "knowledge" means knowledge after reasonable inquiry;

        (f) "Liens" means any security interests, liens, claims, pledges, charges, voting agreements or other encumbrances of any nature whatsoever;

        (g) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) (3) of the Securities Exchange Act of 1934); and

        (h) "subsidiary" or "subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, a majority or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity.

        Section 27. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its representatives thereunto duly authorized, all as of the day and year first above written.

                                   DOWELANCO

                              By:  /s/ William C. Schmidt
                                   -------------------------------
                                   Name:
                                   Title:


                              ThE LUBRIZOL CORPORATION


                              By:  /s/ R. A. Andreas
                                   -------------------------------
                                   Name:
                                   Title:


                              AGC HOLDINGS, INC.


                              By:  /s/ O. F. Heider
                                   -------------------------------
                                   Name:
                                   Title: President


                                      -15-